EXHIBIT 16.1

WEINSTEIN & CO.

JERUSALEM, ISRAEL

December 3, 2017

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Spirit International, Inc (the “Company”) Form 8-K dated November 29, 2017, and are in agreement with the statements relating only to Weinstein & Co. contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

/S/ Weinstein & Co.